As filed with the Securities and Exchange Commission on September 30, 2003.

Registration No.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUN MICROSYSTEMS, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	94-2805249
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

4150 Network Circle

Santa Clara, CA 95054

(Address, including zip code, of Registrant’s Principal Executive Offices)

Sun Microsystems, Inc.

1990 Employee Stock Purchase Plan

(Full Title of the Plan)

Scott G. McNealy, Esq.

Chief Executive Officer

SUN MICROSYSTEMS, INC.

4150 Network Circle

Santa Clara, CA 95054

(650) 960-1300

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Katharine A. Martin, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $0.00067 per share, issuable pursuant to the Sun Microsystems, Inc. 1990 Employee Stock Purchase Plan (Amended and Restated as of July 23, 2003) (the “Plan”)	170,000,000 shares	$3.84	$554,880,000	$44,890

(1)	The aggregate offering price is estimated in accordance with Rule 457(h)(1) of the Securities Act of 1933, as amended (the “Securities Act”) solely for the purpose of calculating the registration fee and is the product of multiplying 170,000,000 shares that are covered by this registration statement, by 85% of $3.84, the average of the high and low prices per share of Sun Microsystems, Inc.’s Common Stock on the NASDAQ National Market—Composite Tape as of September 29, 2003.

PART II

Item 3. Information Incorporated by Reference.

Item 6. Indemnification of Directors and Officers.

Item 8. Exhibits.

Item 9. Undertakings.

SIGNATURES

INDEX TO EXHIBITS

EXHIBIT 4.1

EXHIBIT 5.1

EXHIBIT 23.1

EXHIBIT 23.2

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

1.	The Registrant’s Annual Report on Form 10-K for the year ended June 30, 2003, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.	The description of the Registrant’s Common Stock contained in Registrants’ Registration Statement on Form 8-A relating to the Registrant’s Common Stock filed pursuant to Section 12(g) of the Exchange Act on October 24, 1986, as amended.

3.	The description of the Registrant’s Preferred Share Purchase Rights contained in Registrant’s Registration Statement on Form 8-A/A Amendment No. 10 filed pursuant to Section 12(g) of the Exchange Act on September 26, 2002.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 11 of the Restated Certificate of Incorporation of the Registrant provides in effect that, subject to certain limited exceptions, the Registrant shall indemnify its directors and officers to the extent authorized or permitted by the General Corporation Law of the State of Delaware. The directors and officers of the Registrant are insured under policies of insurance maintained by the Registrant, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. Like indemnification and insurance is also provided to those employees of the Registrant who serve as administrators of the Plan. In addition, the Registrant has entered into contracts with certain of its directors providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit Number	Documents
4.1	1990 Employee Stock Purchase Plan, as amended
5.1	Opinion of Counsel as to legality of securities being registered
23.1	Consent of Counsel (Contained in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, Independent Auditors

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Sun Microsystems, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Clara, State of California, on September 30, 2003.

SUN MICROSYSTEMS, INC.

By:	/s/ Stephen T. McGowan

Stephen T. McGowan Chief Financial Officer and Executive Vice President, Corporate Resources

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott G. McNealy Scott G. McNealy	Chairman of the Board and Directors, President and Chief Executive Officer (Principal Executive Officer)	September 30, 2003

/s/ Stephen T. McGowan Stephen T. McGowan	Chief Financial Officer and Executive Vice President, Corporate Resources (Principal Financial and Accounting Officer)	September 30, 2003

/s/ James L. Barksdale James L. Barksdale	Director	September 30, 2003

/s/ L. John Doerr L. John Doerr	Director	September 30, 2003

/s/ Judith L. Estrin Judith L. Estrin	Director	September 30, 2003

/s/ Robert J. Fisher Robert J. Fisher	Director	September 30, 2003

/s/ Michael E. Lehman Michael E. Lehman	Director	September 30, 2003

Signature	Title	Date

/s/ Robert L. Long Robert L. Long	Director	September 30, 2003

/s/ M. Kenneth Oshman M. Kenneth Oshman	Director	September 30, 2003

/s/ Naomi O. Seligman Naomi O. Seligman	Director	September 30, 2003

/s/ Lynn E. Turner Lynn E. Turner	Director	September 30, 2003